Exhibit 99.1

SOLAREDGE APPOINTS NEW DIRECTOR TO ITS BOARD

April 20, 2022

MALPITAS, Calif. and HERZLIYA, Israel--(BUSINESS WIRE)— April 20, 2022-- SolarEdge Technologies, Inc. (“SolarEdge”) (NASDAQ: SEDG), a global leader in smart energy, announced today the appointment of Mr. Dirk Carsten Hoke as a member of the board of directors. The appointment was approved unanimously by the board of directors.

Mr. Hoke’s career spans more than 25 years and five continents in various industries. Most recently Mr. Hoke served from 2016 until 2021 as the Chief Executive Officer of Airbus Defence and Space and was also a member of Airbus’ Global Executive Committee. Prior to that, he held various executive positions at Siemens, including General Manager for the Transrapid Propulsion and Power Supply Subdivision, President of Siemens Transportation Systems China, Chief Executive Officer of Siemens Africa, Chief Executive Officer Industrial Solutions, Chief Executive Officer Customer Services and Chief Executive Officer Large Drives.

Mr. Hoke resides in Germany and  serves on the Board of Advisors of Voyager Space and on the Board of Directors of Spire Global. He is the designated CEO of Volocopter.

He holds a degree in Mechanical Engineering from the Technical University of Brunswick, Germany and is an Alumni of the Young Global Leader Program of the World Economic Forum.

“We are very pleased to welcome Mr. Dirk Hoke to our board.  His operational and leadership experience in multiple industries and in particular, the fields of electronics and transportation, are a very good fit for SolarEdge. We are confident that his insights and contributions will be meaningful for our board discussion,” stated Mr. Nadav Zafrir, Chairman of the Board.

Ms. Betsy Atkins, Chair of the Nominating and Corporate Governance Committee said, “Mr. Hoke’s appointment is the result of the Company’s commitment to continuously examine the composition of its Board and actively seek board members with innovative and diverse perspectives, skills and experience that can contribute to our Board in a meaningful way”.

About SolarEdge

SolarEdge is a global leader in smart energy. By leveraging world-class engineering capabilities and with a relentless focus on innovation, SolarEdge creates smart energy solutions that power our lives and drive future progress. SolarEdge developed an intelligent inverter solution that changed the way power is harvested and managed in photovoltaic (PV) systems. The SolarEdge DC optimized inverter seeks to maximize power generation while lowering the cost of energy produced by the PV system. Continuing to advance smart energy, SolarEdge addresses a broad range of energy market segments through its PV, storage, EV charging, batteries, UPS, electric vehicle powertrains, and grid services solutions. SolarEdge is online at solaredge.com

Press Contacts

SolarEdge Technologies, Inc.
Ronen Faier, Chief Financial Officer
+1 510-498-3263
investors@solaredge.com
Sapphire Investor Relations, LLC
Erica Mannion or Michael Funari
+1 617-542-6180
investors@solaredge.com